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                                                                    EXHIBIT 10.1


                                    AGREEMENT

THIS AGREEMENT is made on 19 May, 2001 by and between:

Yan Man Developments Limited, a corporation duly organized and existing under the laws of the British Virgin Islands with its registered address at Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporation Center, Road Twon, Tortola, British Virgin Islands and its legal address at 11F Nan Yang Plaza, 57, Hong Tu Rd., Kwantung, Kowloon, Hong Kong (hereinafter called "Party A").

Reng Bang Information Co., Ltd., a corporation duly organized and existing under the laws of the Republic of China with its legal address at 4F-3, 6, Lane 99, Poolding Rd., Hsinchu City, 300 (hereinafter called "Party B").

                                     Preface

WHEREAS:

(1) Both Parties A and B are stockholders of Deson-Soho Technology Co., Ltd., whose registered address is at 11F Nan Yang Plaza, 57, Hong Tu Rd., Kowloon, Hong Kong (hereinafter called the "Company") and both parties have held the shares of the Company issued in accordance with Article 2.1 in this agreement since the registration date.

(2) Both Parties agree to limit the territory of business in China, including Beijing, Special Administration Area of Hong Kong, Macao and other countries in southeastern Asia and engage in the business related to intelligence electronic systems. Party B is entitled to the rights of development of the electronic products as a general agent in Beijing, Special Administration Area of Hong Kong and Macao. As for the remaining districts, Party B shall be only entitled to have the rights of development of the electronic products as an agent.

(3) Now, both parties agree to sign this agreement to ascertain individual obligations and responsibilities in the Company.

(4) Both parties agree that Party A shall be in charge of the loan procedures for the Company if necessary; however, each party shall be obligated to incur the amount of loans in proportion to the rates of shares.

Articles of this agreement are as follows:

1.   Organization and Principal Activities

     1.1 The Company is engaged in the business activities that are specified by the memorandum of the Company as well as the businesses specified above.


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     1.2  Both parties agree that the Company shall not participate in any business or items that are not approved by the board of directors unless consensus agreement is reached and obtained from the directorate first.

     1.3 Prior to further negotiations on the issues of corporate registration and issued capital, an amount of HK$100,000.00 will be divided into 100,000 shares of common stock, HK$1 par value (hereinafter called the "stocks"). All stocks are entitled to all rights and limitations as specified in the memorandum of the Company. During the valid term of this agreement, the registered capital and issued capital of the Company shall not be increased without a written agreement from both parties in advance.

     1.4 The amount of initial operating capital of the Company is HK$1,000,000.00. A sum of HK$100,000.00 is served as the registration and issuance capital of the Company and the remaining amount of HK$900,000.00 was borrowings from the shareholders in proportion to the rates of the shares they hold. Both parties agree to such transaction on the following dates:

          - An initial amount of HK$500,000.00 was paid into the Company on June 30, 2001 in proportion to the rates of holding stocks.

          - A remaining amount of HK$500,000.00 will be paid into the Company on December 31, 2001 in proportion to the rates of holding stocks.

2.   Stocks Held by Both Parties

     2.1  on the date of this agreement:

          (A) Party A holds 60% shares of the Company, i.e., Party A is the legally authorized owner of the actual benefits of 60,000 shares and related share certificates have already been issued to Party A.

          (B) Party B holds 40% shares of the Company, i.e., Party B is the legally authorized owner of the actual benefits of 40,000 shares and related share certificates have already been issued to Party B.

     2.2 Upon signing this agreement, both parties shall have to pay the stocks they hold in full in accordance with par value.

3.   Stock Transference Procedures

     3.1 (A)(I) Except specified as in Article 3.3, any party (called "transferor" in this article) that wishes to sell the shares he/she holds (called "sold stocks" in this article) shall give a written notice to the other party in this agreement (called "successor" in this article), who is entitled to purchase all of the rights of the stocks to be sold first. Upon receiving


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          the notice, the board of the directors of the Company shall require its assessor to decide reasonable prices of the stocks to be sold. However, profits or loss resulted from appraising corporate assets must be taken into consideration during assessment. Valuation of the assets is required to be conducted by the assessor of the Company or any independent professional assessor employed by the Company. Calculation should be based on the date when the notice is delivered as well as sustainable operation of the Company. The duration of asset appraisal is limited to thirty (30) days and starts from the date of assigning the assessor. After getting the assessment results from the assessor, a duplicate copy of evaluation shall be delivered to the transferor and the successor and the latter has ten days (commencing from the date of the assessment report) to decide whether to purchase those stocks to be sold. The number and ratio of the sold stocks to be acquired by the successor shall be determined by the ratio of shares held by the successor at that time. When the successor decides to purchase the stocks to be sold, he/she shall give a written notice to both the transferor and the Company within ten (10) days and purchase such stocks ten days after transference. The notice delivered by the successor is irrevocable, except specified otherwise as in Article 3(A)(III). The transferor is also bound by the written notice since he/she shall hand in all related transference documents, stock certificates and transaction documents to the successor upon receiving the transference price. All relevant documents shall be signed and verified. Besides, a resignation letter of the director assigned by the transferor is required to be delivered to the successor. The board of directors shall approve such resignation as well as the new director designated by the successor.

    (II) When certain successor(s) is unwilling to purchase the aforementioned stocks, the remaining successor(s) may purchase such shares in accordance with the ration of the stock they hold. After necessary changes and alterations have been made to Article (I) above, actual situation might be applied to this article.

    (III) In all circumstances, each party may give a written notice to the Company to revoke the transfer proposal within seven (7) days after the transferor receives the assessment report from the assessor.


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          (B)  When the transferor wishes to sold part of the shares instead of all stocks he/she holds, necessary amendments have to be made to
               Article 3.1(A). Upon completion of transfer procedures, the transferor has to force the director that he/she designates to resign in accordance with the ratio of the shares that he/she holds and transfers and a new director shall be designated by the successor.

     3.2 After the successor registers to become a legal owner of the stocks to be sold, the transferor shall not be bound by this agreement any more and shall not be entitled to all the rights specified therein; however, rights and responsibilities prior to completion of transference are excluded.

     3.3 Except the regulations specified in Article 3.4(B), the transferor may sell stocks to other people if the successor refuses to purchase all or part of the stocks to be sold by the transferor; however, prices shall not be lower than those presented to the successor. Transference procedures are required to be finished within twenty (20) days after the successor refuses to purchase such stocks. When the stocks are transferred to other people, regulations specified in Article 3.1 of this agreement have to be complied strictly.

     3.4 (A) When the transferor is going to transfer all of his/her stocks to any other third party, an agreement between the transferor and any other third party has to be signed prior to transference. The transferee shall agree to comply and execute all obligations and responsibilities of the transferor as specified in this agreement. The transferee may refer to Party A and Party B in certain acceptable and applicable situations as specified in this agreement.

          (B) When the transferor is going to transfer only part of his/her stocks to any other third party, an agreement between the transferor and any other third party has to be signed prior to transference. The transferee shall agree to accept all rights, obligations and responsibilities of the transferor as specified in this agreement.

     3.5  Article 3 is bound by Article 20.2.

     3.6 As specified in Article 3, when the successor does not give any written notice within the specified period after receiving the notice of transference, it shall be deemed that the successor has already made the decision of giving up purchasing the stocks to be sold by the transferor.

4.   Agreement from Other Parties Not Required for Stock Transference

     4.1  Whether this agreement or the memorandum of the Company specifies:


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          (A)  Parties A and B are entitled to transfer their shares to their subsidiaries or joint ventures; however, the transferor or the holding company of the transferor has to be the major stockholder of the transferee company. Each party is also entitled to transfer his/her stocks to other transferee stockholders. Article
               3.4 in this agreement is applicable here.

          (B) The "major stockholder" in Article 4.1 refers to any company or individual that holds a ratio of shares not less than 50% and each share has the same rights, obligations and responsibilities.

          (C) Any party shall not transfer his/her shares or the rights of his/her holding stocks without getting a written consent from the other party in advance. The other party may disagree or agree to such transfer under certain conditions. The transferor may request the involved transferee(s) to present his/their financial situations and proofs to be able to perform this agreement without affecting any interest or benefits of the other party, who has not decided to agree such transfer yet.

     4.2  Article 4 is bound by Article 20.2.

5.   Stock Transference Under Certain Circumstances

     5.1  When:

          (A) Any party does not perform any responsibilities, warranty or promises specified in this agreement and fail to remedy the breach within 14 days of being specifically required in writing so to do by the Non-Defaulting party; or

          (B) Any distress, execution, sequestration or other similar process is levies or enforced upon or sued out again property of the Defaulting Party, which is not discharged or suspended within 14 days; or

          (C)  Any party fails to pay its debt generally as they become due; or

          (D) Any party winds up, goes bankrupt, applies to or being applied to liquidation and fails to discharge or suspended such process within 14 days; or

          (E) Any party suspends, terminates or threatens to wind up all or most of its business (not including reorganization and merger and information on reorganization and merger has been notified to the other party, who does not object), or signs a debt agreement with the creditors; or

          (F) The business, property and assets (all or in part) are purchased, occupied or taken over by the successor; or

          (G)  The designated director is absent from the meetings and such


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               meetings are unable to be convened for 3 months consecutively due to insufficient quorum.

          Then, the other non-defaulting party shall be entitled to issue a written notice ("breach notice") to the "defaulting party" and ask the latter to sell or transfer all of his/her shares. The defaulting party here also includes a holding company.

     5.2 When the non-defaulting party asks the defaulting party to sell or transfer his/her stocks in accordance with Article 5.1, prices of the shares and transference procedures shall comply with Article 3.1(A)(I).

     5.3 Articles 3.1 and 3.2 apply to Article 5. The defaulting party is deemed as the transferor and the other party is regarded as the successor.

     5.4  Article 5 is bound by Article 20.2.

6.   Purchase of All Stocks

     6.1 When any of the party (called "successor" in this article) purchases shares of other stockholders (called "transferor" in this article), the transferor shall dismiss the director he/she designates in the Company and the involved director shall not claim for any compensation from the Company or the successor. If the involved director claims for any loss resulted from his/her dismissed position or employment to the Company or the successor, the transferor shall be fully responsible for all expenses and loss incurred by the Company or the successor.

     6.2  Article 6 is bound by Article 20.2.

7.   Limitations to Mortgage on Stocks

     7.1 According to Articles 2 and 4 on the holding shares of the parties or Articles 3 and 5 on purchased shares or Article 9 on the increased shares due to increased capital stock of the Company, both parties are disallowed to pledge (pawn) or mortgage on the stocks that they hold or to serve as hypothecation for credit loans or borrowings from the banks unless a consent in writing from the other party is obtained in advance.

     7.2 As the Company may require, each party may pledge (pawn) or mortgage on the stocks they hold so as to help the Company make credit loans and borrowings from the banks. Article 7.1 is not applicable to
          Article 7.2.

8.   Stockholders' Voting Rights

     8.1 The voting right of each stockholder of the Company belongs to the shareholder registered in the list of stockholders of the Company

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          and no entrusting shall be admitted. Every share has one vote. Both parties shall be bound by the resolutions that are passed with a majority of votes; nevertheless, resolutions that are required to have a special majority of votes by the law are excluded.

     8.2 When a special resolution is required to be passed by the stockholders' meeting, a meeting notice shall be given to every shareholder before 21 days; however, if it is just a common resolution, then a notice 14 days before the meeting is convened will be enough. Purpose of the meeting shall be specified on the notice, which shall be mailed (if applicable) or delivered to every stockholder in person. Upon agreement reached by all stockholders, the date of the stockholders' meeting can be held earlier than the periods mentioned above.

     8.3 When a resolution is agreed and signed by all stockholders, such resolution shall be deemed passed and effective accordingly. Stockholders shall not be notified by any resolutions in writing.

     8.4 The quorum of the stockholders' meeting shall be represented by two members or consignees in person. One shall represent Party A and the other shall represent Party B. When there is not a quorum half an hour after the meeting time as specified on the notice because the representative of either party is not present, any person that attends the meeting shall constitute the quorum of the stockholders' meeting.

9.   Capital Stock

     9.1 Except the limitations as specified in Article 1.3, the Company may increase legal capital stock either by common stocks or shares of more than one type after acquiring a written consent from Party A and Party
          B. The Company may issue and distribute such stocks with different names and the price reached at the stockholders' meeting at appropriate time and under proper conditions; nevertheless, the price shall not be lower than par value of each share. Stocks that have been paid with the aforementioned price in full shall be deemed as shares with fully paid-up par value. Holders of such stocks shall not be liable to the Company or the creditors concerning matters related to the stocks; however, new stockholders shall have to sign an agreement to be bound by this agreement.

     9.2 While exercising the voting rights or any other rights, both parties shall be guaranteed and provided with stock options in accordance with the ratio of shares they hold respectively before any other additional stocks are distributed or issued. Based on the ratio of shares held by each party, both parties may on the date of issuance:


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          (A)  Maintain the ratio of issued capital with the Company.

          (B)  Maintain the ratio of profits and bonuses with the Company.

10.  Directors and Secretary

     10.1 Unless or upon a consent in writing from both parties for alteration, the number of directors shall be five (5) in the following format:

          Party A: 3 directors

          Party B: 2 directors

     10.2 Based on the regulations specified in each article of this agreement, the board of directors shall be entitled to manage and supervise operation and business of the Company, exercise corporate rights, take any legal actions that do not require decisions made by the stockholders of the Company in accordance with laws and corporate memorandum and assign other people to exercise the rights of the directorate.

     10.3 The quorum of the directors' meeting is two, who will be the representatives from both parties. Directors may attend the meeting as an individual or an alternate director. Each director shall stand for each party with one vote. When there is not a quorum half an hour after the meeting time as specified because the representative of either party is not present, any person that attends the meeting shall constitute the quorum of the directors' meeting.

     10.4 If either party defaults on any obligations specified in this agreement and results in the situation as described in Article 5.1, or breaches Article 15 or Article 18.5, the director designated by the defaulting party shall not exercise the voting right until such breach has been remedied. A resolution passed by any two parties including the non-defaulting party shall be deemed passed by all directors.

     10.5 The time and place of holding a directors' meeting shall be determined by both parties based on the circumstances then.

     10.6 Every director can assign an alternate director in accordance with the corporate memorandum and such alternate director shall be entitled to all rights, benefits and responsibilities of the original directors, who may terminate the assigned alternate directors at any time.

     10.7 The following people shall be the sitting directors of the Company.
          Article 10.1 in this agreement has to be complied concerning assigning directors in the future.

          Party A: Mr. Hsieh Wen-Sheng, Mr. Chiang Kuo-Hui, Mr. Huang Chih-Ming

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      Party B: Mr. Chen Li-Lung, Mr. Tseng Wen-Hao

      10.8 The first chairman of the Company shall be Mr. Hsieh Wen-Sheng and the vice-chairman shall be Mr. Chen Li-Lung. They both shall serve a term until decided by the board of directors otherwise. The chairman and the vice-chairman shall not have the privilege of a second vote or a final vote in the directors' and stockholders' meetings.

      10.9 The director designated by either party may be dismissed and recommended with a new candidate. Vacancy due to other reasons may be supplemented by other people; however, the number of the directorate specified in Article 10.1 has to be maintained.

      10.10 Directors shall not without any reasonable cause refuse to pass motions related to the expenses required for normal operation of the Company on the directors' meeting.

      10.11 Ms. Huang Chia-Yu shall be the secretary of the Company until decided by the board of directors otherwise.

11.   Refusal of Transfer Register

      11.1 Upon discovery of stock transfer not in accordance with the articles in this agreement, the designated directors of both parties shall refuse to register such transfer.

12.   Spontaneous Agreement

      12.1 Both parties agree that when either party still holds shares of the Company, they shall vote against the motions as follows:

            (A) Increase in the legal shares or issuance of capital stock prior to obtaining consents in writing from other parties; and

            (B) Alternations of the scope, category and nature of business of the Company, or not in compliance with the regulations specified in Articles 1.1 and 1.2 of this agreement.

13.   Administration, Auditing, Accounts, Dividends and Annual Budget

      13.1 Mr. Huang Chih-Ming holds the office of the full-time director and general manager of the Company, whose powers and responsibilities shall be established by the board of directors if necessary. He shall serve the term until decided by the directorate otherwise.

      13.2 The first auditor of the Company shall be assumed by An Yung Chi Certified Public Accountants and the board of directors shall be entitled to designate other auditors.

      13.3 The Company shall open an account at the bank agreed by both parties and the dual signature system shall be adopted; i.e.,


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            signatures have to be made by the representatives duly authorized by both parties and all bills and notes and transactions of the bank account shall not be validated until joint signatures by both parties are acquired. The Company shall not issue a single check to the same beneficiary with an amount or an accumulated sum over a hundred thousand dollars within 3 months prior to obtaining related approval.

      13.4 Time and amount of distributing dividends shall be determined by the board of directors based on operation of the Company in the fiscal year.

      13.5 General manager shall make an annual budget plan before the next fiscal year starts. After being approved by the board of directors, such budget plan shall be formalized. General manager shall deliver arranged accounts of the month to both parties within 30 days after the end of each month.

14.   Important Decisions

      14.1 Prior to a consensus agreement reached by both parties, each party shall guarantee that the designated director will not allow or even cause the following things to happen:

            (A)   Credit loans from the banks or various borrowings;

            (B)   Mortgage all or part of the business or assets of the Company;

            (C) Make loans from other companies or provide credit loans, surety or guarantee to other companies, or provide surety or guarantee of the responsibilities or liabilities for others;

            (D)   Change the scope of business listed in Articles 1.1 and 1.2;

            (E) Sell, transfer, rent or in any other methods to dispose of (one time or several times) the business, assets, properties or benefits of the Company or sign such contracts related;

            (F) Purchase or acquire the stocks issued by other companies or bonds, any other responsibilities or mortgage of other companies or individuals in any other ways;

            (G) Purchase real estate, land or property rights of the companies;

            (H)   Sponsor any plans with money;

            (I) Construct, improve or proceed any important improvements, maintenance, alteration or change of all or part of the property of the Company.

            (J) Fixed or floating mortgage, lien or other limitations resulted from assets of the Company; however, surety made for the normal operation of the Company is excluded.

            (K) Change the rights of the shares of different categories of the Company.

            (L)   Consolidate, separate or change stocks of the Company or


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                  change the rights of such stocks in any other methods.

            (M) Introduce other people to become stockholders of the Company before getting consent from the directorate.

            (N) Purchase or sell the rights of the subsidiaries of the Company.

            (O) Do partnership business or negotiate an agreement of distributing dividends with other people.

            (P) Allow or tacitly agree to certain actions that lead to liquidation of the Company (volunteer or enforced); nevertheless, liquidation carried out in accordance with the articles in this agreement is excluded.

            (Q) Issue various bonds, stock warrants, convertible bonds or any financial arrangements that might affect the interest or benefits of the other party;

            (R)   Modify the memorandum of the Company, and;

            (S)   Incur the Company to pay for the expenses besides budget.

            (T)   Any resolutions that may affect the rights of both parties.

            (U) The budget of the Company has to be decided by both parties in accordance with the methods of expenses provided and listed as an important decision.

15.   Cooperation and Confidentiality

      15.1 Both parties shall cooperate and exchange information to help development of the Company as well as provide all necessary assistance.

      15.2 Both parties shall guarantee that their designated directors will strictly keep confidential of the business and operation information obtained from the Company directly or indirectly. Both parties shall endeavor to make their employees, subordinates, related personnel, directors and important members keep confidential of all related information and secrets.

16.   Decisions Made during Deadlock

      16.1 When a common consensus can't be reached after discussion of the board of directors or between the parties concerning the various items listed in Article 14 within the following 30 days and the reason of no common consensus is due to the refusal of giving a reasonable consent required by the agenda by either of the parties or director, such circumstance shall be deemed as a "deadlock."

      16.2 When impasse occurs and lasts for 15 days, the pro side (the "proposition party") may present in writing to the con side (the "opposition party") to purchase all shares (not in part) and


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            related stockholders' borrowings of the opposition party unless both parties agree to extend deadlock in written form. Related prices shall be based on those calculated by the assessor of the Company in accordance with Article 3.1 (A)(I). The proposition party may suggest to sell all of his/her own shares (not in part) and related stockholders' borrowings to the opposition party and the price shall be regulated in accordance with Article 3.1(A)(I).

      16.3 When the proposition party requests for a sale of his/her own shares and the opposition party does not indicate to accept such transfer within 15 days after receiving the notice issued by the proposition party in accordance with Article 16.2, or does not make any decisions in writing within the specified period, the proposition party may sell his/her own shares to others in compliance the relevant regulations specified in Article 3.

      16.4 When the proposition party is unable to purchase the shares and related stockholders' borrowings offered by the opposition party or unable to find other investors within 30 days after objecting to purchase such shares, the proposition party may present a liquidation application.

17.   Absolute Loyalty

      17.1 All revenues of the Company shall be deposited to the bank account of the Company.

18.   Supply of Expenditures

      18.1 Except for the regulation as specified in Article 1.4 or mutual agreement of both parties, neither party shall be liable to pay for any expenditures, stockholders' borrowings and the operating expenses as specified in Preface (2). However, when related expenditures are required in the future, each party shall provide funds for such expenses or arrangements in accordance with the ratio of shares he/she holds.

      18.2 Upon the resolution of involved expenses is passed by the board of directors, both parties shall make a loan for the Company within 14 days.

      18.3 Meanwhile, the board of directors will decide the term and the interest rate of payments made to stockholders' borrowings. Both parties agree that any payment request is invalid unless the Company winds up or liquidates or such request has been approved by the board of directors.

      18.4 When collateral or surety is required for the aforementioned borrowings, each party shall provide individual surety in

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            accordance with the ratio of shares he/she holds. When both parties are required to provide common and individual sureties, each party shall only be obligated to provide security in proportion to the shares he/she owns and the other party shall be liable to pay for all losses, legal fees and claims resulted from litigation.

      18.5 When any party cannot provide or assist to supply the funds required by the Company in accordance with Articles 18.2, 18.3 and 18.4, it shall be deemed as breach as specified in Article 5.1(A) and Articles 18.6 and 5.2 shall be applicable therefore.

      18.6 The non-defaulting party or any member can provide or assist to supply required funds for the Company in lieu of the defaulting party and such paid accounts shall be the defaulting party's debts. The rights/equity of the defaulting party in the Company shall be served as a collateral to the party that made the payment for him/her. The debts mentioned above can be charged with a 3% interest besides the preferential interest rate until all debts have been paid up. The non-defaulting party is also entitled to ask the defaulting party to make the payment immediately.

      18.7  (A)   The non-defaulting party is entitled to request the defaulting party to sell all of his/her own equity in the Company and the price shall be calculated in accordance with Article
                  3.1(A)(I).

            (B)   "Equity of the defaulting party in the Company" in Article
                  18.6 refers to the shares held by the defaulting party in the Company and the stockholders' borrowings by the Company from the defaulting party.

19.   Continuity of This Agreement

      19.1 Both parties and their successors are bound by all of the articles specified in this agreement.

      19.2 This agreement shall be executed upon the date of signature and shall be continuously effective until both parties come to an agreement of termination or when the Company liquidates.

20.   Agreement Compliance Guarantee

      20.1 Both parties guarantee to perform or assist to execute everything within limits of authority, including passing related resolutions in the directors' or stockholders' meetings so as to ensure the articles in this agreement shall be complied and performed.

      20.2 Upon transferring stocks, the stockholders' borrowings by the Company shall also be transferred to the transferee. This article applies to Article 4.1 as well.



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21.   Nature of The Agreement

      21.1 This agreement shall not be served as a means of speculation activities for both parties. Either party is entitled to exercise any methods to restrict the other party.

22.   No Assignability

      22.1 Except as specified in Article 4.1 of this agreement, this agreement belongs to both parties. Therefore, either party is not entitled to transfer the rights of this agreement on his/her own.

23.   Expenses

      23.1 Each party shall be responsible for all expenses of preparing this agreement on his/her own.

24.   Notices

      All of the required or approved notices shall be in writing and (i) delivered in person or (ii) sent in registered mails to the address of the appropriate party or (iii) sent by facsimile, telegram or telex to the address of the appropriate party. Except specified otherwise, all notices or any other communication delivered in the following methods shall be deemed effective delivery:

      (i)   delivered in person and received on the same day;

      (ii)  sent by registered mail and received two days after;

      (iii) delivered by telegram, telex or facsimile and deemed received after transmitting

      Mailing information of both parties is as follows:

      Party A: Yan Man Developments Limited
      Address: 11F Nan Yang Plaza, 57, Hong Tu Rd., Kwantung, Kowloon, Hong Kong Fax No.: (852) 25129071
      Attention: Mr. Huang Chih-Ming

      Party B: Reng Bang Information Co., Ltd.
      Address: 4F-3, 6, Lane 99, Pu Ding Rd., Hsinchu City, 300, Taipei, Taiwan Fax No.: (03) 575 3377
      Attention: Mr. Chen Li-Lung

25.   Entire Agreement

      25.1 This agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and

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            supersedes all prior letters, reasoning, agreements or guarantee with regard to the same either in written or oral forms.

26.   Alteration

      26.1 This agreement cannot be modified, added or altered unless signed by both parties or their duly authorized representatives.

27.   Superiority of This Agreement

      27.1 If there is any conflict or inconsistency between the agreement and the memorandum of the Company, the agreement shall prevail. However, both parties shall amend the memorandum of the Company to be consistent with the provisions of this agreement.

28.   Governing Law

      28.1 This agreement shall be governed by the laws of the Special Administration Area of Hong Kong, PRC.

29.   Interpretation of This Agreement

      29.1 While explaining this agreement, male terms can also be interpreted as female or neutral terms and singular forms can be regarded as plural forms and vice versa.

30.   Headings

      30.1 Headings are merely served as a reference for convenience sake and shall not affect interpretation of this agreement.